--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  SCHEDULE 14A
                                ( RULE 14a-101 )

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   Laboratory Corporation of America Holdings
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  Laboratory Corporation of America(R) Holdings

                                                    358 South Main Street
                                                    Burlington, NC 27215

[LOGO LabCorp]

                                                    Telephone: 336-229-1127

                                                                 April 26, 2001

Dear Stockholder:

   You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Thursday, May 24, 2001 at 9:00 a.m., Eastern Daylight time.

   The attached notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

   As set forth in the notice, one of the items of business to be addressed at the Annual Meeting is to consider and act upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.10, from 52 million to 265 million and thus increase the total number of authorized shares of capital stock from 82 million to 295 million. The amendment is intended to permit the two-for-one split of the Company's Common Stock approved by the Board of Directors, subject to shareholder approval of the amendment.

   The Board of Directors unanimously recommends that the Company's stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

   Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed proxy statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed, postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with the Board of Directors' recommendations, you need not mark your votes on the proxy card, but you do need to sign, date, and return it in the enclosed postage-paid envelope in order to record your vote. Proxy voting via the Internet or telephone is now available to many stockholders. Using the Internet to vote results in substantial savings on return postage for the Company. Your enclosed proxy card will indicate whether these voting options are available to you and how to use them. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                          Sincerely,

                                          /s/ Thomas P. Mac Mahon
                                          Thomas P. Mac Mahon
                                          Chairman of the Board, President and
                                          Chief Executive Officer

[LOGO LabCorp]

                  LABORATORY CORPORATION OF AMERICA HOLDINGS

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
 Laboratory Corporation of America Holdings:

   Notice is hereby given that the 2001 Annual Meeting (the "Annual Meeting") of the Stockholders of Laboratory Corporation of America Holdings (the "Company") will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Thursday, May 24, 2001 at 9:00 a.m., Eastern Daylight time, for the following purposes:

     1. To elect all of the members of the Company's board of directors to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified;

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, par value $0.10, from 52,000,000 to 265,000,000 and thus increase the total number of authorized shares of capital stock from 82,000,000 to 295,000,000;

     3. To approve an amendment to the Company's 1995 Stock Plan for Non-Employee Directors to extend the term thereof to June 30, 2006;

     4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001; and

     5. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

   A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on April 18, 2001 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

   A copy of the Annual Report of the Company for the fiscal year ended December 31, 2000 has either preceded or accompanies this notice.

                                          By Order of the Board of Directors

                                          /s/ Bradford T. Smith
                                          Bradford T. Smith
                                          Secretary

April 26, 2001


 PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                  LABORATORY CORPORATION OF AMERICA HOLDINGS
                             358 SOUTH MAIN STREET
                       BURLINGTON, NORTH CAROLINA 27215

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), of proxies to be voted at the 2001 annual meeting of stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Thursday, May 24, 2001 at 9:00 a.m., Eastern Daylight time, and at any adjournments thereof (the "Annual Meeting"). The Notice of Annual Meeting, this Proxy Statement, and the accompanying proxy card are first being mailed to stockholders on or about April 27, 2001.

   At the Annual Meeting, the Company's stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company's next annual meeting and until such directors' successors are elected and shall have qualified: Thomas P. Mac Mahon, Jean-Luc Belingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., James B. Powell, M.D., David B. Skinner, M.D. and Andrew G. Wallace, M.D., (ii) to approve an amendment to the Company's Certificate of Incorporation (the "Amendment") to increase the number of authorized shares of the Company's common stock, par value $0.10 (the "Common Stock"), from 52,000,000 to 265,000,000 and thus increase the total number of authorized shares of capital stock from 82,000,000 to 295,000,000, (iii) to approve an amendment to the Company's 1995 Stock Plan for Non-Employee Directors to extend the term thereof to June 30, 2006 (the "Stock Plan Amendment"), (iv) to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001, and (v) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

                              GENERAL INFORMATION

Solicitation and Voting of Proxies; Revocation; Record Date

   All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company's Board of Directors of the seven nominees for director identified in this Proxy Statement, the approval of the Amendment, the Stock Plan Amendment, and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2001. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a subsequently dated proxy or by attending the Annual Meeting and voting in person.

   Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expense in handling proxy materials for beneficial owners.

   Only holders of record of Common Stock at the close of business on April 18, 2001 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 30, 2001, there were issued and outstanding 35,003,334 shares of Common Stock.

   A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the shares of Common Stock is required for the approval of the Amendment. An abstention or broker non-vote on the proposal to approve the Amendment will have the same effect as a negative vote. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is requested for approval of the Stock Plan Amendment and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001. An abstention or broker non-vote will have no effect on the vote to approve and adopt the Stock Plan Amendment and to ratify the appointment of independent accountants. As of March 30, 2001, the directors and executive officers of the Company beneficially owned an aggregate of 176,660 shares of Common Stock, representing approximately 0.5% of the total number of shares of Common Stock outstanding (after excluding Restricted Shares, which have no voting rights until fully-vested) on the Record Date and entitled to vote.

   The Board of Directors of the Company recommends that stockholders vote "FOR" the election of each of the nominees for director of the Company (as specified below), the approval of the Amendment, the Stock Plan Amendment, and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2001.

Beneficial Ownership

   As of October 30, 2000 Roche Holdings, Inc., an affiliate of Roche Holdings Ltd ("Roche"), owned 11,352,537 shares of Common Stock, representing approximately 32.4% of the number of shares of Common Stock outstanding as of March 30, 2001.

   In 1995, the Company and affiliates of Roche entered into a stockholder agreement dated as of April 28, 1995 (the "Stockholder Agreement"). The Stockholder Agreement contains certain provisions relating to (i) the governance of the Company, including, but not limited to, the composition of the Board of Directors, (ii) the issuance, sale, and transfer of the Company's Equity Securities (as defined in the Stockholder Agreement) by the Company and Roche, and (iii) registration rights granted by the Company to Roche with respect to the Company's Equity Securities. A copy of the Stockholder Agreement was included as an exhibit to the Company's report on Form 8-K filed with the Commission on May 12, 1995. The Stockholder Agreement is further described below under "Certain Relationships and Related Transactions-- Beneficial Ownership by Roche."

   Roche has informed the Company that it will vote for the election of each of the nominees to the Board of Directors identified herein, for approval of the Amendment and the Stock Plan Amendment, and for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2001.

                        ITEM ONE: ELECTION OF DIRECTORS

   All of the Company's directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have been qualified. All of the nominees listed below are currently serving as members of the Board of Directors. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

   The governance provisions of the Stockholder Agreement provide, among other things, that the Board of Directors of the Company will (subject to specified exceptions) be comprised of seven members, consisting of three designees of Roche (the "Roche Directors") and four Independent Directors (as defined therein) nominated by the Nominating Committee of the Board of Directors. The persons nominated to serve as Roche Directors are Mr. Mac Mahon, Dr. Powell and Mr. Belingard. The persons nominated to serve as Independent Directors are Ms. Lane, Mr. Mittelstaedt, Dr. Skinner, and Dr. Wallace.

   The Stockholder Agreement provides that, among other things, certain actions by the Company will require approval by a majority of the entire Board of Directors of the Company, which majority must include at least a majority of the Roche Directors and at least one Independent Director (a "Special Majority Vote"). Included in these items is any change in the size or composition of the Board of Directors or any committee thereof and the establishment of a new committee of the Board of Directors.

   The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

   The name, age as of April 26, 2001, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

   Thomas P. Mac Mahon (54) has served as Chairman of the Board and a Director since April 28, 1996. Prior to such date and since April 28, 1995, the date of the merger of Roche Biomedical Laboratories ("RBL") and the Company (the "Merger"), he served as the Vice Chairman and a Director. Mr. Mac Mahon has been President and Chief Executive Officer and a member of the Executive and Management Committees of the Company since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche Inc. ("Hoffmann-La Roche") from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche from 1988 to January 1997. Mr. Mac Mahon was also a Director of HLR Holdings Inc. until December 1996. As Senior Vice President of Hoffmann-La Roche and President of Roche Diagnostics Group, Mr. Mac Mahon was responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche. Mr. MacMahon is a Director of Express Scripts, Inc. and was formerly a Director of Tripath Imaging, Inc.

   Jean-Luc Belingard (52) has served as a Director of the Company since the Merger, April 28, 1995. Mr. Belingard has served as Chief Executive Officer of bioMerieux-Pierre Fabre, a diversified French health care holding company, since January 1999. His current responsibilities include the management of the worldwide pharmaceutical, cosmetic and communication business of bioMerieux-Pierre Fabre. Prior to this position, Mr. Belingard was Director General of the Diagnostics Division and member of the Executive Committee of F. Hoffmann-La Roche Ltd ("F. Hoffmann-La Roche"), Basel, Switzerland, a subsidiary of Roche. He joined F. Hoffmann-La Roche in 1982, and held various positions prior to joining bioMerieux-Pierre Fabre. Mr. Belingard is also a Director of Applera Corporation, Norwalk, Connecticut, a Director of ExonHit, a member of the Advisory Board of Chugai, Japan, and a Foreign Trade Advisor to the French Government.

   Wendy E. Lane (49) has been a Director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane serves as a director of Tyco International, Ltd.

   Robert E. Mittelstaedt, Jr. (57) has been a Director of the Company since November 1996. Mr. Mittlestaedt is Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania, Adjunct Associate Professor of Management, and Director of the Aresty Institute of Executive Education. Mr. Mittelstaedt has served with the Wharton school since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt also serves as a Director of Innovative Solutions & Support, Inc., A.G. Simpson Automotive, Inc., and HIP Foundation, Inc.

   James B. Powell, M.D. (62) has served as a Director of the Company since the Merger, April 28, 1995. From the Merger to January 1997, Dr. Powell served as President and Chief Executive Officer of the Company. Previously, Dr. Powell was President of RBL from 1982 until the Merger. Dr. Powell was President and Chief Executive Officer of TriPath Imaging, Inc. a developer of analytical systems for cytology and pathology, from January 1997 to June 2000. He is a medical doctor and became certified in anatomic and clinical pathology in 1969. Dr. Powell serves as a Director of U.S. Trust Co. of N.C., Mid-Carolina Bank, New Century Finance, and Pathology Partners.

   David B. Skinner, M.D. (65) has served as a Director of the Company since the Merger, April 28, 1995. Dr. Skinner is President Emeritus of the New York--Presbyterian Hospital and the New York--Presbyterian Healthcare System, and was President and Chief Executive Officer of New York Hospital and Professor of Surgery at Cornell Medical School from 1987 to 2000, and Vice Chairman of New York Hospital from 1997 to 2000. He was the Chairman of the Department of Surgery and Professor of Surgery at the University of Chicago Hospitals and Clinics from 1972 to 1987. Dr. Skinner serves as a Director of Medix Resources Inc. and CardioActs Inc.

   Andrew G. Wallace, M.D. (66) has served as a Director of the Company since the Merger, April 28, 1995. Dr. Wallace has served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College from 1990 to 1998. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1990. Dr. Wallace also serves as a Director for Welch Allyn, Inc. and Dorothy Rider Poole Trust.

   The Board of Directors of the Company recommends that stockholders vote "FOR" the election of each of the nominees for director listed above.

Board of Directors and its Committees

   The Board of Directors has an Audit Committee, an Employee Benefits Committee, an Ethics and Quality Assurance Committee, and a Nominating Committee.

   The Audit Committee, currently consisting of Dr. Skinner, Mr. Mittelstaedt, and Ms. Lane, makes recommendations, among other things, to the Board regarding the engagement of the Company's independent accountants, reviews the plan, scope and results of the audit, reviews with the accountants and management the Company's policies and procedures with respect to internal accounting and financial controls, and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent accountants. Pursuant to the Stockholder Agreement, the Audit Committee is comprised entirely of Independent Directors.

   The Ethics and Quality Assurance Committee, currently consisting of Mr. Mac Mahon, Dr. Powell, Dr. Skinner, and Dr. Wallace, is responsible for ensuring that the Company adopts and implements procedures that require the Company's employees to act in accordance with high ethical standards and to deliver high quality services.

   The Employee Benefits Committee, currently consisting of Mr. Belingard, Ms. Lane, and Mr. Mittelstaedt, makes recommendations to the Board regarding compensation and benefit policies and practices and incentive arrangements for the Executive Officers and key managerial employees of the Company. The Employee Benefits Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above. Pursuant to the Stockholder Agreement, the Employee Benefits Committee is comprised of a majority of Independent Directors.

   The Nominating Committee, currently consisting of Ms. Lane, Mr. Mac Mahon, and Dr. Wallace, is responsible for recommending the nomination of directors. Pursuant to the Stockholder Agreement, the Nominating Committee is comprised of one Roche Director and two Independent Directors and acts by a majority vote of the entire committee.

   The Nominating Committee will consider suggestions for Board nominees made by stockholders. A stockholder may recommend a person for nomination to the Board at the 2002 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company's By-Laws, in writing, to the Secretary of the Company at 358 S. Main Street, Burlington, NC 27215. Such nominations must be received no later than December 28, 2001.

   During 2000, the Board of Directors held eleven meetings, each in accordance with the Company's By-Laws and applicable Delaware corporation law. The Employee Benefits Committee held two meetings; the Audit Committee held five meetings and acted once by unanimous written consent; and the Ethics and Quality Assurance Committee held one meeting in 2000. The Nominating Committee held no meetings in 2000, but did act once by unanimous written consent. During 2000, none of the directors attended fewer than 82% of the total meetings of the Board of Directors and the committees of which he or she was a member with the exception of Mr. Belingard who attended seven of eleven meetings of the Board of Directors and 100% of the committee meetings of which he was a member.

Compensation of Directors

   Directors who are currently not receiving compensation as officers or employees of the Company are paid an annual retainer of $30,000, payable in monthly installments, and a fee of $1,000 for each meeting of the Board of Directors or of any Committee thereof that they attend, and receive reimbursement of expenses they incur for attending any meeting. Pursuant to the Non-Employee Directors Stock Plan (the "Plan") approved by the stockholders of the Company, 50% of such annual retainer shall be payable in cash and 50% shall be payable in Common Stock of the Company. In 2000, Messrs. Mittelstaedt and Belingard, Drs. Skinner, Powell and Wallace, and Ms. Lane each earned 247 shares of Common Stock under the Plan. Non-employee directors will automatically be granted annual option awards with respect to shares having a Fair Market Value equal to $65,000 at the time of grant.

                              EXECUTIVE OFFICERS

   The following table sets forth as of the date hereof the Executive Officers of the Company.

             Name             Age                    Office
             ----             ---                    ------
                                  Chairman of the Board, President, and Chief
 Thomas P. Mac Mahon ........  54 Executive Officer
                                  Executive Vice President, Chief Financial
 Wesley R. Elingburg.........  44 Officer, and Treasurer
 Myla P. Lai-Goldman, M.D. ..  43 Executive Vice President, Chief Scientific
                                  Officer, and Medical Director
                                  Executive Vice President and Chief Operating
 Richard L. Novak ..........   60 Officer
 Bradford T. Smith ..........  47 Executive Vice President of Public Affairs,
                                  Human Resources, Law, and Compliance, and
                                  Secretary
                                  Executive Vice President of Sales and
 Stevan R. Stark.............  53 Marketing

   Thomas P. Mac Mahon has served as Chairman of the Board and a Director since April 28, 1996. Prior to such date and since the Merger on April 28, 1995, he served as Vice Chairman and a Director. Mr. Mac Mahon has been President and Chief Executive Officer and a member of the Executive and Management Committees of the Company since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche from 1993 to January 1997 and President of Roche Diagnostics Group and a Director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon was also a Director of HLR Holdings, Inc. until December 1996. As Senior Vice President of Hoffmann-La Roche and President of Roche Diagnostics Group, Mr. Mac Mahon was responsible for the management of all United States operations of the diagnostic business of Hoffmann-La Roche. Mr. Mac Mahon is a Director of Express Scripts, Inc. and was formerly a Director on the Board of TriPath Imaging, Inc.

   Wesley R. Elingburg has served as Executive Vice President, Chief Financial Officer, and Treasurer since October 1996. Mr. Elingburg is a member of the Executive and Management Committees of the Company. Prior to October 1996, and since April 28, 1995, the Merger, Mr. Elingburg was Senior Vice President-- Finance. Mr. Elingburg is responsible for the day to day supervision of the finance function of the Company, including treasury functions. Previously, Mr. Elingburg served as Senior Vice President--Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until the Merger.

   Myla P. Lai-Goldman, M.D. was appointed Executive Vice President, Chief Scientific Officer, and Medical Director in April 1998. Dr. Lai-Goldman manages the Center for Molecular Biology and Pathology at the Company's Research Triangle Park, N.C. facility and National Genetics Institute, Inc. in Los Angeles, CA. Dr. Lai-Goldman is Board Certified in Anatomic and Clinical Pathology and serves as a member of the Executive and Management Committees of the Company. Dr. Lai-Goldman, who holds a medical degree from Columbia University, was named Senior Vice President of the Company in 1997 and has held the position of Medical Director for the Center for Molecular Biology and Pathology since 1991 (with RBL and subsequently the Company). Dr. Lai-Goldman joined RBL in 1990.

   Richard L. Novak has served as Executive Vice President and Chief Operating Officer of the Company since January 1999. Prior to this date and since his hire in March 1997, Mr. Novak served as Executive Vice President and oversaw the Company's Eastern Operations which included the Mid-Atlantic, Northeast, South, Florida, and South Atlantic Divisions. Mr. Novak is a member of the Executive and Management Committees of the Company. Prior to joining the Company, Mr. Novak was employed by SmithKline Beecham Clinical Laboratories serving in a variety of senior management positions including Senior Vice President, U.S. Operations and most recently President, International.

   Bradford T. Smith has served as Executive Vice President, General Counsel, and Secretary since the Merger. He was appointed Compliance Officer in August 1996. Mr. Smith also oversees the Company's Public Affairs, Human Resources and Law operations. Mr. Smith is a member of the Executive and Management Committees of the Company. Previously, Mr. Smith served as Assistant General Counsel of Hoffmann-La Roche,

Division Counsel of RBL and Assistant Secretary and member of RBL's Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of Hoffmann-La Roche from 1989 until the Merger and as an Assistant Vice President of Hoffmann-La Roche during 1992 and 1993. He has served as a Director of Gensys Software, Inc. since August 2000.

   Stevan R. Stark has served as Executive Vice President since October 1996 and was Senior Vice President, New York Division, Cranford Division, and Alliance/Hospital Division since the Merger in April 1995. Mr. Stark oversees the Company's sales and marketing operations including business alliances, managed care, and new business development. Mr. Stark is a member of the Executive and Management Committees of the Company. Previously, Mr. Stark was a Vice President and Division Manager from 1991 to 1995 and a Division Manager from 1986 to 1991. Mr. Stark served as a Director for Universal Standard Healthcare; the directorship ended on March 30, 1999.

                   EXECUTIVE COMPENSATION AND BENEFIT PLANS

Executive Compensation

   The compensation paid by the Company during the year ended December 31, 2000 to certain Executive Officers is set forth below. The Executive Officers named are the Chief Executive Officer during the year and the four other most highly compensated Executive Officers serving at year end.

                          Summary Compensation Table

                                                                Long-Term
                                                           Compensation Awards
                                                       ----------------------------
                               Annual Compensation(4)
                              ------------------------  Restricted    Securities
   Name and Principal                                     Stock       Underlying
        Position         Year Salary(1)($) Bonus(2)($) Awards(3)($) Options SARs(#)
   ------------------    ---- ------------ ----------- ------------ ---------------
Thomas P. Mac Mahon .... 2000   $741,667    $726,311    $3,462,344       90,600
 President and Chief
  Executive              1999   $683,333    $496,832    $1,100,000          --
 Officer                 1998   $600,000    $382,328           --       100,000
Richard L. Novak........ 2000   $391,667    $427,200    $1,695,219       34,600
 Executive Vice
  President and          1999   $350,000    $196,504    $  371,250          --
 Chief Operating Officer 1998   $268,750    $162,382           --        30,000
Wesley R. Elingburg..... 2000   $313,333    $254,400    $  758,300       19,800
 Executive Vice
  President, Chief       1999   $274,167    $152,537    $  371,250          --
 Financial Officer, and
  Treasurer              1998   $240,000    $111,399           --        23,200
Bradford T. Smith....... 2000   $313,333    $245,400    $  758,300       19,800
 Executive Vice
  President,             1999   $274,167    $149,309    $  371,250          --
 General Counsel, Corpo-
 rate                    1998   $240,000    $131,507           --        23,200
 Compliance Officer, and
  Secretary
Myla P. Lai-Goldman..... 2000   $256,667    $209,381    $  388,625       14,100
 Executive Vice
  President--            1999   $233,333    $116,635    $  371,250          --
 Chief Scientific
  Officer                1998   $183,750    $ 60,935           --        20,000

--------
(1) Includes salary paid or accrued for each indicated year.
(2) Includes bonus accrued or paid for each indicated year and other payments, excluding severance, made pursuant to employment agreements.
(3) Represents the value of restricted stock awarded during the year indicated under the Company's 2000 Stock Incentive Plan and the Amended and Restated 1999 Incentive Plan. All outstanding restricted stock awards have a six-year vesting period, with accelerated vesting of outstanding shares in percentages of 33.3%, 66.7%, or 100%, if certain predefined profitability targets are achieved as of December 31, 2001 and 2002. Aggregate outstanding restricted stock unit awards and their value at December 31, 2000 were: for Mr. Mac Mahon, 87,600 shares valued at $15,417,600; Mr. Novak, 33,500 shares valued at $5,896,000; Mr. Elingburg, 24,500 shares valued at $4,312,000; Mr. Smith, 24,500 shares valued at $4,312,000; and Dr. Lai-Goldman, 19,900 shares valued at $3,502,400. No dividends are paid on restricted stock awards during the restriction period.
(4) No officer was paid other annual compensation in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported above.

Restricted Stock Transactions in 2000

   During 2000, the following restricted stock grants were made under the 2000 Stock Incentive Plan for the current Executive Officers named in the Summary Compensation Table:

                        Restricted Stock Awards in 2000

                     Number of   Performance
                       Shares    Period Until  Price on Date of    Price on
Name                 Granted(1) Maturation (1)   Grant ($/Sh)   12/31/00 ($/Sh)
----                 ---------- -------------- ---------------- ---------------
Thomas P. Mac
 Mahon..............   24,100      6 years        $ 40.0000        $176.0000
                       23,500      6 years        $106.3125        $176.0000
Richard L. Novak....    6,500      6 years        $ 40.0000        $176.0000
                       13,500      6 years        $106.3125        $176.0000
Wesley R.
 Elingburg..........    6,200      6 years        $ 40.0000        $176.0000
                        4,800      6 years        $106.3125        $176.0000
Bradford T. Smith...    6,200      6 years        $ 40.0000        $176.0000
                        4,800      6 years        $106.3125        $176.0000
Myla P. Lai-
 Goldman............    4,400      6 years        $ 40.0000        $176.0000
                        2,000      6 years        $106.3125        $176.0000

--------
(1) Restrictions limit the sale or transfer of these shares during a six-year period whereby the restrictions lapse. The plan provides for accelerated vesting of outstanding shares in percentages of 33.3%, 66.7%, or 100%, if certain predefined profitability targets are achieved as of December 31, 2002.

Stock Option Transactions in 2000

   During 2000, the following grants were made under the 2000 Stock Incentive Plan for the Executive Officers named in the Summary Compensation Table:

                           Option/SAR Grants in 2000

                                     Percentage
                        Number of     of Total
                        Securities  Options/SARs Exercise             Grant Date
                        Underlying   Granted to   or Base              Present
                       Options/SARs  Employees     Price   Expiration   Value
Name                    Granted(1)    in 2000     ($/Sh)      Date      ($)(2)
----                   ------------ ------------ --------- ---------- ----------
Thomas P. Mac Mahon
 ....................     56,600        14%      $ 41.2500  2/09/10   $1,421,585
                          34,000         8%      $106.8125  8/16/10   $2,212,575
Richard L. Novak.....     15,000         4%      $ 41.2500  2/09/10   $  376,746
                          19,600         5%      $106.8125  8/16/10   $1,275,483
Wesley R. Elingburg..     12,900         3%      $ 41.2500  2/09/10   $  324,001
                           6,900         2%      $106.8125  8/16/10   $  449,023
Bradford T. Smith....     12,900         3%      $ 41.2500  2/09/10   $  324,001
                           6,900         2%      $106.8125  8/16/10   $  449,023
Myla P. Lai-Goldman..     11,100         3%      $ 41.2500  2/09/10   $  278,792
                           3,000         1%      $106.8125  8/16/10   $  195,228

--------
(1) For each grant of non-qualified options made in 2000, the exercise price is equivalent to the fair market price per share on the date of the grant. The options vested with respect to one third of the shares covered hereby on the date of grant and an additional one third will vest on each of the first and second anniversaries of such date, subject to their earlier termination.
(2) Valuation based upon the Black-Scholes option pricing model with the following assumptions: expected dividend yield 0.0%, volatility of 0.548, risk-free interest rate of 5.04%, and an expected life of seven years.

   The following chart shows, for 2000, the number of stock options exercised and the 2000 year-end value of the options held by the current Executive Officers named in the Summary Compensation Table:

                    Aggregated Option/SAR Exercises in 2000
                      and Year-End 2000 Option/SAR Values

                                                      Number of
                                                     Securities      Value of Unexercised
                                                     underlying          In-the-Money
                                                   Options/SARs at     Options/SARs at
                           Shares                     Year-End         Year-End ($)(1)
                         Acquired on    Value    ------------------- --------------------
Name                     Exercise(#) Realized($) Exercise Unexercise Exercise Unexercise
----                     ----------- ----------- -------- ---------- -------- -----------
Thomas P. Mac Mahon.....   115,000   $10,664,625  1,666    123,934   $260,937 $15,200,163
Richard L. Novak........    41,000   $ 4,240,125      0     44,600   $      0 $ 4,943,575
Wesley R. Elingburg.....    36,466   $ 3,011,277  2,500     27,534   $115,000 $ 3,427,007
Bradford T. Smith.......    35,000   $ 3,118,409  4,466     27,534   $350,204 $ 3,427,007
Myla P. Lai-Goldman.....    16,666   $ 1,435,361  2,417     20,767   $283,091 $ 2,747,506

--------
(1) Calculated using the actual December 31, 2000 closing price per common share on the NYSE Composite Tape of $176.0000.

Retirement Benefits and Savings Plan

   The following tables set forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a straight life annuity basis after Social Security offset, under the Company's Employees' Retirement Plan, as supplemented by the Company's Pension Equalization Plan.

                             Pension Plan Table(1)
        Wesley R. Elingburg, Myla P. Lai-Goldman and Bradford T. Smith

     Five-year
      average                          10       15       20       25       30
  Compensation(2)                   Years(3) Years(3) Years(3) Years(3) Years(3)
  ---------------                   -------- -------- -------- -------- --------
     $ 50,000.....................   $7,339  $10,749  $14,159  $17,569  $17,569
      100,000.....................   17,080   25,360   33,641   41,921   41,921
      150,000.....................   27,080   40,360   53,641   66,921   66,921
      200,000.....................   37,080   55,360   73,641   91,921   91,921
      250,000.....................   47,080   70,360   93,641  116,921  116,921
      300,000.....................   57,080   85,360  113,641  141,921  141,921
      328,206.....................   62,721   93,822  124,923  156,024  156,024

                             Pension Plan Table(4)
                    Thomas P. MacMahon and Richard L. Novak

   Five-year average                   10       15       20       25       30
   Compensation(2)                  Years(3) Years(3) Years(3) Years(3) Years(3)
   -----------------                -------- -------- -------- -------- --------
   $ 50,000........................ $ 6,498  $ 9,747  $ 12,996 $ 16,245 $ 19,494
    100,000........................  15,625   23,437    31,249   39,062   46,874
    150,000........................  24,985   37,477    49,969   62,462   74,954
    200,000........................  34,345   51,517    68,689   85,862  103,034
    250,000........................  43,705   65,557    87,409  109,262  131,114
    300,000........................  53,065   79,597   106,129  132,662  159,194
    328,206........................  58,345   87,517   116,690  145,862  175,035

--------
(1) The Retirement Plan, as supplemented by the Pension Equalization Plan, is a defined benefit pension plan designed, in conjunction with the Company's Pension Equalization Plan, to provide an employee having 25 years of credited service with an annuity equal to 50% of final average compensation less 50% of estimated individual Social Security benefits. The benefit is then converted from a life annuity to an actuarially equivalent life annuity with a ten year guarantee. In addition, following retirement from active service, an additional benefit is paid from the Pension Equalization Plan designed to provide for a portion of their postretirement medical benefit. For 2000, this additional benefit amounted to $519 per year, based on a retiree over age 61, with a dependent under the age of 61.
(2) Highest consecutive five-year average base compensation during final ten years. Compensation considered for this five year average is reflected in the Summary Compensation Table under the heading "salary." Under the Equalization Plan, a maximum of $300,000 final average compensation is considered for benefit calculation indexed beginning in 1997 based on the percentage change in the unrounded compensation limit under IRC Section 401 (a)(17) of the Code. For 2000, this limit is $328,206. No bonuses are considered.
(3) Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment for ten years. For a married participant, the normal form is a 50% joint and survivor annuity, which is actuarially equivalent to the normal form for an unmarried participant. The above tables are determined with regard to a life only form of payment; thus, payment using a ten year guarantee would produce a lower annual benefit.
(4) The Retirement Plan, as supplemented by the Pension Equalization Plan, is a defined benefit pension plan designed, in conjunction with the Company's Pension Equalization Plan, to provide an employee having 30 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits.

   Credited service is defined generally as all periods of employment with the Company, a participating subsidiary or with Revlon prior to 1992, or RBL or an affiliate, after attainment of age 21 and completion of one year of service (age 25 and completion of one year of service if hired before January 1, 1985). Final average compensation is defined as average annual base salary during the five consecutive years in which base salary was highest out of the last ten years prior to normal retirement age or earlier termination. The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. The limitation solely with respect to defined benefit pension plans was $135,000 for 2000 and will be subject to cost of living adjustments for future years. In addition, the Tax Reform Act of 1986 limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit for 2000 was $170,000. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan's benefit formula may be greater than those which would be provided with regard to such qualified plan limitation. The Company's non-qualified, unfunded, Equalization Plan is designed to provide for the payment of the difference, if any, between the amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plans but for such limitation, subject to the allowed maximum compensation limit under the Equalization Plan.

   As of December 31, 2000, credited years of service under the retirement plans for the following individuals are for Mr. Mac Mahon--3.0 years, Mr. Elingburg--19.4 years, Dr. Lai-Goldman--10.4 years, Mr. Smith-- 17.9 years, Mr. Stark--16 years, and Mr. Novak--2.5 years.

Compensation Plans and Arrangements

   On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the "Severance Plan") which provides severance to certain key employees. The Severance Plan provides for severance payments of two times annual salary and targeted bonus then in effect for the President and Chief

Executive Officer and the Executive Vice Presidents of the Company and severance payments of one times annual salary and targeted bonus then in effect for Senior Vice Presidents upon the occurrence of a qualifying termination. Qualifying termination is generally defined as involuntary termination without cause or voluntary termination with Good Reason, as defined. Good reason ("Good Reason") is defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than seventy-five (75) miles from the employee's current office without consent of the employee, or a material reduction in job responsibilities or transfer to another job without the consent of the employee. Good Reason shall not include a reduction in base salary or targeted bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or targeted bonuses. In addition, the Severance Plan may not be amended or terminated within thirty-six (36) months of a change in control, as defined. A copy of the Severance Plan was included as an exhibit to the report on Form 8-K of the Company filed with the Commission on October 24, 1996.

Employee Benefits Committee Report on Executive Compensation

   The Employee Benefits Committee of the Board of Directors (for the purposes of this section, the "Committee") makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for Executive Officers and key managerial employees of the Company. The Committee also considers and grants awards under the Company's incentive plans, subject to a Special Majority Vote of the Board as described above under "Item 1: Election of Directors."

   The Committee is comprised of a majority of Independent Directors. During 2000, the Committee met twice to review and evaluate executive compensation and benefit programs, including information provided to the Company by independent compensation and benefit consultants.

   Executive Officer Compensation Policies. The Committee's executive compensation policies are designed to (a) attract and retain the best individuals critical to the success of the Company, (b) motivate and reward such individuals based on corporate business unit and individual performance, and (c) align executives' and stockholders' interests through equity-based incentives.

   Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive's compensation, with the percentage at-risk increasing at increased levels of responsibility; employee stock ownership aligns the interest of employees and stockholders; compensation must be competitive with that offered by companies that compete with the Company for executive talent; and differences in executive compensation within the Company should reflect differing levels of responsibility and/or performance.

   In addition, the Committee adopted policies in 1995 relating to the integration of the compensation programs of the two companies in the Merger, which it continues to implement. The Committee determined that salaries would not be reduced as a result of the Merger. The Committee also decided that rather than renewing existing employment contracts, it would continue RBL's policy of motivating and retaining key employees with awards of incentive compensation and the adoption of a severance program (see "Compensation Plans and Arrangements" above for a description of the severance program). Moreover, consummation of the Merger and achievement of planned Merger synergies were designated as and continue to be important bases for incentive awards.

   A key determinant of overall levels of compensation is the pay practices of ten public companies in the medical supply and medical service industry with revenue comparable to the Company's (the "peer group"). The peer group was chosen by the Company's independent compensation and benefit consultants and includes some, but not all, of the members of the peer group used for stock price comparisons (see "--Common Stock Performance" below).

   There are three components to the Company's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

   Base salaries are set by the Committee and are designed to be competitive with the peer group companies described above. Generally, the Committee targets salary levels in the second and third quartile of the peer group, adjusted to reflect the individual's job experience and responsibility. Changes in base salaries are based on the peer group's practices, the Company's performance, the individual's performance, and increases in cost of living indexes. The corporate performance measures used in determining adjustments to Executive Officers' base salaries are the same performance measures used to determine annual and long-term incentive compensation discussed below. Base salaries are reviewed and adjusted annually.

   Under the Company's annual Bonus Incentive Plan, adopted by the stockholders in 1995, annual incentive compensation is paid in the form of a cash bonus and is generally based on the attainment of specified corporate performance measures, which are established by the Committee at the beginning of the year. The measures used are EBITDA, total accessions, operating expenses and certain other specific measures. A total of $1,862,692 million in benefits were paid to certain Executive Officers in 2000 (see "Summary Compensation Table" for amounts paid to certain Executive Officers under the plan).

   Long-term incentive compensation is paid in part in the form of stock options granted under the Company's Stock Option Plans. The Committee believes that grants of stock options align stockholder value and Executive Officer interests. Stock options are granted in amounts that are directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted is established after determining the projected value of such options as derived from the Black-Scholes option pricing model. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels.

   As provided in the Company's Stock Option Plans, stock options are granted with an exercise price equal to the Fair Market Value (as defined in the stock plan(s)) per share on the date of grant or other appropriate date as determined by the Board of Directors. Of the restricted stock awards granted to the Executive Officers in 2000, the plan provides for accelerated vesting of outstanding shares in percentages of 33.3%, 66.7%, or 100%, if certain predefined profitability targets are achieved as of December 31, 2002. Restrictions limit the sale or transfer of these shares during a six-year period whereby the restrictions lapse. No stock option or restricted stock awards are made in the absence of satisfactory performance which is evaluated by the Committee based on the executive's individual contribution to the long-term health and growth of the Company. A total of 96,000 restricted stock awards were granted to certain Executive Officers in 2000 (see "Restricted Stock Awards in 2000").

   Chief Executive Officer Compensation. Thomas P. Mac Mahon was paid $741,667 in base salary for the year ended December 31, 2000. Mr. Mac Mahon's base salary, annual incentive compensation and long-term incentive compensation were determined in the same manner as described above for other Executive Officers. Mr. Mac Mahon became eligible to participate in the Company's Retirement Benefits and Savings Plan in 1998.

   Limit on Deductibility of Compensation. The Omnibus Budget Reconciliation Act of 1993 ("OBRA") limits the deductibility of compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million for fiscal years beginning on or after January 1, 1994. Certain types of compensation arrangements entered into prior to February 17, 1993 are excluded from the limitation. The Company's general policy is to preserve the tax deductibility of compensation paid to its Executive Officers. OBRA recognizes stock option plans as performance-based if such plans meet certain requirements. The Company's Option Plans are structured to meet the requirements of OBRA. In future years, the Committee will consider taking such steps as it deems necessary to qualify compensation so as to not be subject to the limit on deductibility.

                                          The Employee Benefits Committee

                                          Jean-Luc Belingard
                                          Wendy E. Lane
                                          Robert E. Mittelstaedt, Jr.

                           COMMON STOCK PERFORMANCE

   The Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE"). Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock and the cumulative total return on the Standard & Poor's Composite-500 Stock Index and the weighted average cumulative total return (based on stock market capitalization) on the stock of each of the members of a peer group of companies. The peer group includes six publicly traded medical service and medical supply companies and one clinical laboratory company which is a direct competitor of the Company, all with sales ranging from approximately $1.1 billion to $4.0 billion. Other direct competitors of the Company are either substantially smaller than the Company or are subsidiaries of much larger diversified corporations and are therefore not believed to be appropriate peer companies. The peer group includes:
Allergan, Inc., Quest Diagnostics, Incorporated, C.R. Bard Inc., Magellan Health Services Inc., Fisher Scientific International Inc., Thermo Electron Corporation, and Bausch & Lomb Inc.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                               12/1995 12/1996 12/1997 12/1998 12/1999 12/2000
                               ------- ------- ------- ------- ------- -------
Laboratory Corporation of
 America Holdings.............  $100    $ 31    $ 19    $ 15    $ 39    $188
S&P 500.......................  $100    $123    $164    $211    $255    $232
Industry Peer Index...........  $100    $107    $114    $120    $152    $247

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

   The following table sets forth as of March 30, 2001, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company who is a beneficial owner of any shares of Common Stock, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the officers named in the "Summary Compensation Table" set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                               Amount and Nature of Beneficial
        Beneficial Owner          Ownership of Common Stock    Percent of Class
        ----------------       ------------------------------- ----------------
   Roche Holdings, Inc........           11,352,537(1)              32.1%
    15 East North Street
    Dover, DE 19901
   Thomas P. Mac Mahon........              193,420(2,3)              *
   Jean-Luc Belingard.........                3,735                   *
   Wendy E. Lane..............                3,844                   *
   Robert E. Mittelstaedt,
    Jr........................                2,169                   *
   James B. Powell............                2,508                   *
   David B. Skinner...........                3,734                   *
   Andrew G. Wallace..........                2,970                   *
   Wesley R. Elingburg........               62,014(2,3)              *
   Myla P. Lai-Goldman........               40,090(2,3,4)            *
   Richard L. Novak...........               63,822(2,3)              *
   Bradford T. Smith..........               53,197(2,3)              *
   All current directors and
    Executive Officers
    as a group (13 persons)...              471,660                  1.3%

--------
 *  Less than 1%
(1) As reported on the Schedule 13D filed with the Commission on October 30, 2000, on behalf of Roche Holdings, Inc. Roche Holdings Inc. is an indirect wholly-owned subsidiary of Roche. Mr. Kurt Jenny, an individual and citizen of Switzerland has, pursuant to an agreement, the power to vote a majority of the voting shares of Roche. Percent of class is calculated on the basis of an amount of shares of Common Stock outstanding which includes shares which a person has a right to acquire within 60 days.
(2) Beneficial ownership by officers of the Company includes shares of Common Stock which such officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon-- 53,867; Mr. Elingburg--14,534; Dr. Lai-Goldman--12,784; Mr. Novak--15,000;
    Mr. Smith--16,500; all directors and Executive Officers as a group--
    129,537.
(3) Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Mr. Mac Mahon--124,700; Mr. Elingburg--36,500; Dr. Lai-Goldman --24,400; Mr.
    Novak--48,500; and Mr. Smith--36,500; all directors and Executive Officers as a group--295,000.
(4) Includes 500 shares of common stock held by an Executive Officer's family as to which beneficial ownership is disclaimed.

Section 16(A) Beneficial Ownership Reporting Compliance

   The Company's directors and executive officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Commission and the securities exchange on which the equity securities are registered. The Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports with respect to the fiscal year ended December 31, 2000 and any prior fiscal years.

   Non-employee directors of the Company receive a portion of their annual retainer in stock on a monthly basis pursuant to the Company's 1995 Stock Plan for Non-Employee Directors, as amended. The grants of such stock to non-employee directors are exempt transactions pursuant to Rule 16b-3 of the Securities Exchange Act of 1934. Each of the non-employee directors of the Company received stock pursuant to the Plan during 1997 and 1998 which was not reported on a per transaction basis, although the grants of such stock are included in the report by such individuals of their aggregate share holdings in their most recent Section 16 filings.

    ITEM TWO: APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Introduction

   The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") currently authorizes the issuance of fifty-two million (52,000,000) shares of Common Stock, par value $0.10, and thirty million (30,000,000) shares of Preferred Stock, par value $0.10. On April 10, 2001, the Board of Directors adopted a resolution proposing that the Certificate of Incorporation of the Company be amended (the "Amendment") to increase the number of authorized shares of Common Stock to two hundred and sixty-five million (265,000,000), and to increase the number of authorized shares of capital stock from eighty-two million (82,000,000) to two hundred and ninety-five million (295,000,000), subject to stockholder approval of the Amendment. If the Amendment is approved by the stockholders, it will become effective upon the filing of the Amendment with the Delaware Secretary of State.

   On April 23, 2001, the Board of Directors approved a two-for-one stock split (to be effected in the form of a stock dividend) (the "Stock Split"), subject to obtaining stockholder approval of the Amendment. If the stockholders approve the Amendment, the Company will then effect the Stock Split, which is expected to be paid on June 11, 2001 in the form of a distribution of one share for each share held by stockholders of record on June 4, 2001.

   On December 31, 1999, the closing price per share of the Common Stock on the NYSE was $3.6875. The Company effected a one-for-ten reverse stock split following the annual meeting of May 2, 2000. Prior to that reverse split, the number of shares of Common Stock authorized was 520 million, of which approximately 376 million were available for future issuance or upon conversion of then outstanding Preferred Stock. That reverse stock split reduced the number of shares of Common Stock outstanding from approximately 130 million to approximately 13 million. As of April 23, 2001, the closing price of the Company's Common Stock on the NYSE was $133.01 per share.

Proposed stock split

   Subject to approval of the proposed Amendment, the Board of Directors has declared the two-for-one Stock Split of the Company's Common Stock. Stockholders are not being asked to vote on the Stock Split. However, the Stock Split will take place only if the authorized number of shares of Common Stock is increased as described in this proposal. The proposed increase in the number of authorized shares of Common Stock is necessary to provide the Company with enough additional authorized but unissued shares of Common Stock to effect the Stock Split.

Current Use of Shares

   As of March 30, 2001, the Company had 35,003,334 shares of Common Stock outstanding (including restricted stock awards). In addition, as of that date 2,271,774 shares were reserved for future issuance under the Company's stock incentive, employee stock purchase and non-employee director stock plans, and upon exercise of outstanding options. 369,500 shares had been issued as restricted stock under the stock incentive plan. There were no shares of Preferred Stock outstanding as of that date.

Purpose and Effect of the Proposed Amendment

   The Board of Directors believes that it is in the Company's best interests to increase the number of shares of Common Stock that the Company is authorized to issue in order to effectuate the Stock Split and for other corporate purposes. As of April 23, 2001, the closing price of the Company's Common Stock on the NYSE was $133.01 per share, with average daily trading volume of approximately 419,000 shares. The Company believes that increasing the number of shares outstanding and decreasing the price per share may help facilitate trading in and broaden the marketability of the Common Stock. On April 23, 2001, the Board of Directors approved the Stock Split subject to approval of the Amendment.

   As a result of the Amendment, the number of unreserved shares of Common Stock available for issuance would be approximately 228 million shares without giving effect to the proposed Stock Split and 190 million shares after giving effect to the proposed Stock Split. The Board of Directors also believes that the availability of additional authorized but unissued shares, after giving effect to the Stock Split, will provide the Company with the flexibility to issue Common Stock for future stock splits and stock dividends as well as other corporate purposes which may be identified in the future, such as to raise additional capital, stock issuances under stockholder and employee plans, and possible future acquisitions. Other than with respect to the Stock Split described above, as permitted or required under the Company's stock plans and under outstanding options, the Board of Directors has no current plans, understandings or agreements to issue additional Common Stock for any purpose.

   The Board of Directors believes that the proposed increase in the number of shares of authorized Common Stock will make available sufficient shares, taking into account the Stock Split, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange on which the Common Stock is then listed. The Company reserves the right to seek a further increase in authorized shares form time to time in the future as considered appropriate by the Board of Directors.

   Under the Company's Certificate of Incorporation, the Company's stockholders do not have any preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share and/or voting power of current stockholders.

   The proposed Amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have the effect of impeding unsolicited takeover attempts, although this is not the reason for this proposal. For example, in the event of a hostile attempt to take control of the Company, it might be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. The Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented the proposal to approve the Amendment with the intent that it be used as a type of anti-takeover device.

Effect of Stock Split

   No change in the total stockholders' equity will result from the Stock Split. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $0.10 for each share issued to effect the Stock Split and the Company's retained earnings account will be reduced by the same amount. After the

Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, the Company will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to the stockholders new certificates representing additional shares.

   In accordance with the terms of the Company's stock plans, appropriate adjustments will be made upon the effectiveness of the Stock Split to the number of shares reserved for issuance under such plans and the exercise prices and number of shares covered by outstanding options.

   The Company has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for federal income tax purposes. The tax basis of each share held before the Stock Split will be allocated between the two shares held as a result of the Stock Split, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of additional shares; thus, stockholders subject to such laws are encouraged to consult their tax advisors.

   As noted above, the Stock Split is contingent on stockholder approval of the Amendment, but stockholders are not being asked to vote on the Stock Split.

Vote Required to Approve Amendment

   The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for approval of the proposal to amend the Certificate of Incorporation. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) will effectively count as votes against this proposal.

   The Board of Directors of the Company recommends that stockholders vote "FOR" approval of the Amendment to the Company's Certificate of Incorporation.

                    ITEM THREE: AMENDMENT TO THE LABORATORY
                CORPORATION OF AMERICA HOLDINGS 1995 STOCK PLAN
                          FOR NON-EMPLOYEE DIRECTORS

   On April 10, 2001, the Board of Directors adopted the Stock Plan Amendment to the Laboratory Corporation of America Holdings 1995 Non-Employee Director Stock Plan to extend the term thereof to June 30, 2006. The summary description herein of the principal features of the Plan as amended by the Stock Plan Amendment is qualified by reference to the Plan and the Stock Plan Amendment. The Stock Plan Amendment is attached hereto as Annex I. The Plan was originally adopted following approval at the annual meeting of September 20, 1995. After the annual meeting of June 25, 1997, the Plan was amended to extend its expiration date through June 30, 2001 and to increase by 300,000 the number of shares available under the Plan. As of March 30, 2001, taking into account the reverse stock split effected following the annual meeting of May 2, 2000, 15,735 shares had been issued under the Plan, and 16,765 shares were available for future issuance. The number of shares available for future issuances does not reflect the proposed Stock Split and would be adjusted as set forth below in connection with the Stock Split.

   The purpose of the Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors shares of Common Stock as part of their annual retainer fee. The Stock Plan Amendment will, subject to shareholder approval at the Annual Meeting, extend the expiration date of the Plan through June 30, 2006.

   The Plan provides for the automatic payment of 50% of the annual retainer fee (currently $30,000) for directors of the Company who are not employees of the Company ("Eligible Directors") in the number of shares of Common Stock that results from dividing 50% of the retainer by the fair market value of such shares on the date or dates such retainer is to be paid. The shares of Common Stock to be delivered under the Plan will be made available from the authorized but unissued shares of Common Stock or from treasury shares and prior to delivery will be registered by the Company with the Commission on Form S-8 and upon registration will be freely tradeable, subject to applicable restrictions under Section 16 of the Exchange Act.

   The Plan is administered by the Board of Directors. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive shares of Common Stock or the timing or pricing of grants of shares of Common Stock. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purpose thereof.

   In the event of a stock split, stock dividend, subdivision or combination of the shares of Common Stock or other change in corporate structure affecting the shares of Common Stock, the number of shares of Common Stock authorized by the Plan shall be increased or decreased proportionately, as the case may be.

   No award may be granted under the Plan after June 30, 2006.

   The Plan may be amended by the Board as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, except in the limited circumstances described above, without the authorization and approval of shareholders in any respect make any amendment that would require stockholder approval under Rule 16b-3 of the Exchange Act or state law.

                               NEW PLAN BENEFITS
                       LABORATORY CORPORATION OF AMERICA
                       NON-EMPLOYEE DIRECTOR STOCK PLAN
                                  AS AMENDED


   Set forth below is a summary of the awards expected to be made with respect to the year 2001 pursuant to the Plan:

      Name and Position                      Dollar Value ($)  Number of Units
      -----------------                      ---------------- ------------------
   Non-Executive Director Group.............    $90,000(1)    not yet determined

--------
(1) Each Eligible Director will receive $15,000.

   The Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

   The Board of Directors of the Company recommends that stockholders vote "FOR" approval and adoption of the Stock Plan Amendment.

              ITEM FOUR: RATIFICATION OF INDEPENDENT ACCOUNTANTS

   Upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC") to audit the accounts of the Company for the year ending December 31, 2001. For the year ended December 31, 2000 the Company's accounts were audited by PwC.

   PwC's report on the financial statements of the Company for the year ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

   To the knowledge of management and the Audit Committee of the Board of Directors of the Company, in connection with the audit of the Company's financial statements for the year ended December 31, 2000, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in its reports.

   Representatives of PwC will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   Stockholder ratification of the appointment of PwC as the Company's independent accountants is not required by the Company's By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PwC as the Company's independent accountants for the year ending December 31, 2001, the Board of Directors will consider whether to retain that firm for such year.

Audit Fees

   Amounts billed by PwC related to the 2000 annual financial statement audit and reviews of quarterly financial statements filed in the report on Forms 10-Q totaled $387,400, of which an aggregate amount of $161,000 has been billed through December 31, 2000.

Financial Information Systems Design and Implementation Fees

   No amounts were billed by PwC in 2000 for financial information systems design and implementation services.

All Other Fees

   Amounts billed by PwC for the calendar year ended December 31, 2000 totaled $411,800. These fees related to assistance provided with filing certain registration statements during 2000, as well as other consulting projects.

   The Audit Committee of the Board of Directors has considered the other services rendered and does not believe that they are incompatible with PwC remaining independent.

   The Board of Directors of the Company recommends that stockholders vote "FOR" the ratification of the appointment of PwC as the Company's independent accountants for 2001.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Beneficial Ownership by Roche

   At October 30, 2000, 11,352,537 shares of the Company's outstanding common stock, or approximately 32.4% at March 30, 2001, were owned by Roche.

The Stockholder Agreement

   In 1995, the Company, and affiliates of Roche entered into the Stockholder Agreement. The Stockholder Agreement contains certain provisions relating to
(i) the governance of the Company, including, but not limited to, the composition of the Board of Directors, (ii) the issuance, sale, and transfer of the Company's Equity Securities (as defined in the Stockholder Agreement) by the Company and Roche, and (iii) registration rights granted by the Company to Roche with respect to the Company's Equity Securities. A copy of the Stockholder Agreement was included as an exhibit to the Company's report on Form 8-K filed with the Commission on May 12, 1995.

   Roche currently has the right to designate three directors for nomination to the Board of Directors. If Roche's ownership of the Common Stock were to fall below 30% but remain at least 20%, Roche would have the right to designate two directors as nominees to the Board of Directors. If such ownership were to fall between 20% and 10%, Roche would have the right to designate one director. Currently, the Board of Directors is comprised of seven members.

   If Roche's ownership were to fall below 10%, Roche's rights under the Stockholder Agreement would terminate with respect to (i) changing the total number of members of the Board of Directors, (ii) designating a replacement director upon the death, resignation or retirement of a director selected by Roche, (iii) causing the Board of Directors to create vacancies on the Board for Roche's designated directors, (iv) voting and solicitation of votes, (v) directors serving on Board committees, (vi) vacancies on Board committees and the management committee and (vii) action taken to conform the Company's Certificate of Incorporation and By-laws to the Stockholder Agreement.

   Roche's right to (i) have its shares included in a registration statement which the Company prepares and (ii) have the Company furnish it with certain financial information, would terminate if Roche's ownership were to fall below 20%. If Roche ceases to own any Registrable Securities (as defined under the Stockholder Agreement), then (i) all of its registration rights and (ii) covenants of the Company in its favor with respect to transfers made by Roche pursuant to Rule 144A under the Securities Act of 1933 under the Stockholder Agreement would terminate.

   Except as specified above, all of Roche's rights under the Stockholder Agreement would terminate if its ownership were to fall below 30%. For the purposes of this section, the term "ownership" means the percentage of Total Voting Power, determined on the basis of the number of shares of Voting Stock actually outstanding, that is controlled, directly or indirectly, by Roche and its affiliates (as such terms are defined in the Stockholder Agreement, as it may be amended from time to time).

Certain Transactions with Roche

   The Company has certain on-going arrangements with Roche for the purchase by the Company of certain products and the licensing by the Company from Roche of certain diagnostic technologies, with an aggregate value of approximately $42.7 million in 2000. In addition, the Company made royalty payments to Roche in the amount of approximately $2.8 million in 2000. The Company provides certain diagnostic testing and support services to Roche in connection with Roche's clinical pharmaceutical trials, with an aggregate value of approximately $1.3 million in 2000. Each of these arrangements was entered into in the ordinary course of business, on an arm's-length basis, and on terms which the Company believes are no less favorable to it than those obtainable from unaffiliated third parties.

Certain Transactions with TriPath Imaging, Inc. (formerly known as AutoCyte,
Inc.)

   Dr. Powell is the former President and Chief Executive Officer of TriPath Imaging, Inc. ("TriPath") and had a beneficial ownership of approximately 4.0% of TriPath's common stock at December 31, 2000.

   The Company has certain on-going arrangements with TriPath for the purchase by the Company of certain products with an aggregate value of approximately $0.5 million in 2000.

                           AUDIT COMMITTEE'S REPORT

   The Audit Committee of the Board of Directors, comprised of three outside directors, held five meetings and acted once by unanimous written consent during 2000. The charter of the Audit Committee is attached hereto as Annex II.

   The Audit Committee met with the independent public accountants, management, and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee reviewed the performance and fees of the independent public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee discussed with the independent public accountants their judgments regarding the quality and acceptability of the company's accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Audit Committee discussed with and received a letter from the independent public accountants confirming their independence. Both the independent public accountants and the internal auditors had full access to the Audit Committee, including regular meetings without management present. Additionally, the Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company's Form 10-K for filing with the Commission.

   As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2000 by PricewaterhouseCoopers LLP, the Company's independent public accountants, is compatible with maintaining the accountant's independence. See "Item Four:
Ratification of Independent Accountants."

                                          AUDIT COMMITTEE

                                          David B. Skinner, M.D., Chairman
                                          Wendy E. Lane
                                          Robert E. Mittelstaedt, Jr.

                             STOCKHOLDER PROPOSALS

   Under the rules and regulations of the Commission as currently in effect, any holder of at least $2,000 in market value, or 1%, of Common Stock who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 2001 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the next annual meeting must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than December 28, 2001. This date was based on a planned meeting date in late May 2002.

   Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the Commission with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                            ADDITIONAL INFORMATION

   The Company will make available a copy of the 2000 Form 10-K and any quarterly reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Each such request must set forth a good faith representation that, as of the Record Date (April 18, 2001), the person making the request was a beneficial owner of Common Stock entitled to vote.

   In order to ensure timely delivery of such document prior to the annual meeting, any request should be received by the Company promptly.

                                OTHER BUSINESS

   The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Bradford T. Smith
                                          Bradford T. Smith
                                          Secretary

April 26, 2001

                                                                        ANNEX I

                 SECOND AMENDMENT TO LABORATORY CORPORATION OF
          AMERICA HOLDINGS 1995 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

   This Second Amendment ("Amendment") to the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-Employee Directors (the "Plan") made this 10th day of April, 2001 by Laboratory Corporation of America Holdings (the "Company"). All capitalized terms in this Amendment not otherwise defined shall have their respective meanings under the Plan.

   WHEREAS, the Company wishes to extend the expiration date of the Plan;

   NOW THEREFORE, subject to shareholder approval, the Board of Directors hereby adopts this Amendment upon the following terms and conditions.

   1. The second sentence of Section 11 shall be deleted and replaced with the following sentence:

   The Plan shall terminate on June 30, 2006, unless the Plan is extended or terminated at an earlier date by shareholders or by exhaustion of the Shares available for issuance thereunder.

   Witness the signature of the undersigned officer of Laboratory Corporation of America Holdings.

                                          Laboratory Corporation of America
                                          Holdings  Bradford T. Smith

                                          By
                                            -----------------------------------
                                          Executive Vice President and General
                                                         Counsel

                                                                       ANNEX II

                            AUDIT COMMITTEE CHARTER

   The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

   The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

   The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

     1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

     2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the company's financial statements.

     4. Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

     5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

     7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

     8. Approve the fees to be paid to the independent auditor.

     9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the auditor.

     10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     11. Review the appointment and replacement of the senior internal auditing executive.

     12. Review the significant reports to management prepared by the internal auditing department and management's responses.

     13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

     14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

     15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

     16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

       (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

       (b) Any changes required in the planned scope of the internal audit.

       (c) The internal audit department responsibilities, budget and staffing.

     18. Prepare the report required by the rules of the Securities and Exchange Commission included in the Company's annual proxy statement.

     19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

     20. Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     21. Meet at least annually with the chief financial officer, the senior internal audit executive and the independent auditor in separate executive sessions.

                                   * * * * *

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

           STOCKHOLDERS' PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
                   LABORATORY CORPORATION OF AMERICA HOLDINGS

To: Laboratory Corporation of America Holdings

         I appoint Bradford T. Smith and Wesley R. Elingburg, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of Stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Thursday, May 24, 2001 at 9:00 a.m., Eastern Daylight time, and at any adjournment or postponement of the meeting.

         My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Item 1 and "FOR" Item 2, Item 3 and Item 4. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

         Please sign and date the other side of the card.



              (Please fill in the appropriate boxes on the other side.)

The Board of Directors recommends that you vote "FOR" all the nominees listed under Item No. 1 and "FOR" Item No. 2, Item No. 3, and Item No. 4.

                                                      FOR ALL         WITHHOLD AUTHORITY
1. Election of all                                    NOMINEES         for all nominees
   the members of the
   Company's Board of
   Directors.                                           [_]                   [_]

For, except vote withheld from the following nominee(s).


---------------------------------------------------------

Nominees:
Thomas P. Mac Mahon, Jean-Luc Belingard, Wendy E. Lane, Robert E. Mittelstaedt,
Jr., James B. Powell, M.D., David B. Skinner, M.D. and Andrew G. Wallace, M.D.

                                                        FOR           AGAINST         ABSTAIN

2. Approval of the Amendment                            [_]             [_]             [_]
   to the Laboratory Corporation
   of America Holdings Certificate
   of Incorporation

3. Approval of the Amendment                            [_]             [_]             [_]
   to the Laboratory Corporation
   of America Holdings 1995
   Non-Employee Director Stock Plan

4. Ratification of the appointment                      [_]             [_]             [_]
   of PricewaterhouseCoopers LLP
   as Laboratory Corporation of
   America Holdings' independent
   accountants for 2001.

SHAREHOLDER NAME AND ADDRESS



Signature(s) ___________________________________________   Date: _______________

NOTE: Please sign exactly as name(s) appear(s) above. If acting as an executor, administrator, trustee, guardian, etc. you should so indicate signing. If the shareholder is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder should sign.

Date and promptly return the card in the envelope provided.